CERTIFICATE OF DESIGNATION

OF

SPECIAL VOTING PREFERRED STOCK

OF

BIOTRICITY INC.

Pursuant to the Nevada Revised Statutes

Biotricity Inc., a Nevada corporation (the “Corporation”), hereby certifies, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors (the “Board”) has duly adopted the following resolutions.

RESOLVED, that, pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes a total of 1,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”)), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SPECIAL VOTING PREFERRED STOCK

Section 1.

Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as Special Voting Preferred Stock and the number of shares so designated shall be one (1). The share of Special Voting Preferred Stock shall have a par value of $0.001.

Section 2.

Dividends.  The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

Section 3.

Voting Rights.  The holder of Special Voting Preferred Stock shall have the following voting rights:

(i)

The Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares (“Exchangeable Shares”) of 1062024 B.C. LTD., a company existing under the laws of the Province of British Columbia (“Exchangeco”), issued and outstanding from time to time and which are not owned by the Corporation or any direct or indirect subsidiary thereof.

(ii)

 Except as otherwise required by law, the holder of the share of Special Voting Preferred Stock and the holders of shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii)

  Except as otherwise provided herein or required by law, the holder of the share of Special Voting Preferred Stock shall have identical rights as those of the holders of Common Stock with respect to notices, reports and the right to attend all meetings of the Corporation.

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(iv)

  Except as set forth herein, the holder of the share of Special Voting Preferred Stock shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock) for taking any corporate action.

Section 4.

Liquidation.  Upon completion of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of record of the share of Special Voting Preferred Stock shall be entitled to receive $1.00 in the aggregate.

Section 5.

Additional Provisions.

(i)

At such time as (A) Special Voting Preferred Stock entitles its holder to a number of votes equal to zero (0) because there are no Exchangeable Shares of Exchangeco issued and outstanding which are not owned by the Corporation or any direct or indirect subsidiary thereof, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Exchangeco which could by its terms require Exchangeco to issue any Exchangeable Shares to any person (collectively, the “Cancellation Condition”), then the share of Special Voting Preferred Stock shall thereupon be retired and cancelled promptly thereafter (the “Cancellation”).

(ii)

 To the extent the holder of the share of Special Voting Preferred Stock must consent to the Cancellation under the Nevada Revised Statutes, the holder should be deemed to consent to the Cancellation upon the occurrence of the Cancellation Condition and irrevocably offer to sell the share of Special Voting Preferred Stock back to the Corporation for $1.00 in the aggregate and appoint the Secretary of the Corporation its attorney to complete such sale and Cancellation.

(iii)

  The Special Voting Preferred Stock, upon its cancellation in accordance with this Section 5, shall become an authorized but unissued share of Preferred Stock and may not be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

(iv)

  The effective date shall be the date upon filing.

(v)

The Special Voting Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation or this Certificate of Designation.

Section 6.

Headings. The headings of the sections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 7.

Amendment/Alteration. This Certificate of Designation may not be amended or varied by the Corporation or its securityholders unless the holder of Special Voting Preferred Stock consents to such amendment or variation.

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630754

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and attested by the undersigned this 2nd day of February, 2016

By:  /s/ Kazi Hasan

Name:  Kazi Hasan

Title:  Chief Executive Officer

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630754